CONFIDENTIALITY AGREEMENT

        In connection with the possible merger of the Sarmento and Goncalvez bottling operations in Brazil with the bottling operations in Brazil currently owned by Rio de Janeiro Refrescos Ltda. (collectively, the Sarmento, Goncalvez and Rio de Janeiro Refrescos Ltda. Bottling operations will be referred to as the "Bottlers") Embotelladora Andina S.A. and one or more of its subsidiaries ("Andina") and The Coca-Cola Company and one or more of its subsidiaries ("KO") are each prepared to furnish certain information concerning said transaction (the "Transaction") which is non-public, confidential or proprietary in nature (the "Confidential Information") to one another. For the purposes of this document, unless the parties are referred by their specific names, they will be referred collectively as "Parties" and individually as "Party". As used herein, "Confidential Information" includes all oral or written information or documentation, in whole or in part, concerning the Transaction that is designated "Confidential" by the Party disclosing such Confidential Information (hereinafter referred to as a "Disclosing Party"), and that the Disclosing Party has provided or has been provided on behalf of the Disclosing Party to the Parties receiving such Confidential Information (each hereinafter referred to individually as a "Receiving Party") or, on the Receiving Party's behalf, to its agents, employees and representatives, that contains any such information and the Parties' review of or interest in the Transaction. The Disclosing Party shall use all reasonable efforts to identify all Confidential
Information provided by it as such.

        Following the execution of this Agreement, Andina and KO shall commence good faith negotiations towards reaching a mutually acceptable definitive Transaction agreement. In the event that either Andina or KO believes that the negotiations have not been successful and that further negotiation would not be in its best interest, that Party may terminate negotiations at any time by written notice to the other Party. Unless and until a definitive Transaction agreement has been executed and delivered, neither Andina nor KO will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any other written or oral


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expression by such Party or any of their representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

        The term "Confidential Information" shall not include any portion of the information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Receiving Party or its agents, representatives or employees in violation of this Agreement or (ii) is or becomes available to any Receiving Party on a non-confidential basis other than from a source known by such Receiving Party to be bound by a confidentiality obligation or otherwise bound by a duty of confidentiality.

        The Parties agree that the methods of valuation used by Andina or KO and any economic valuation of the Bottlers developed by Andina or KO shall be treated as Confidential Information hereunder and Andina and KO shall afford the same treatment with respect to such information as is required with respect to Confidential Information relating to the Bottlers.

        The Parties agree that Confidential Information will be kept confidential and shall not, except as hereinafter provided, without the prior written consent of the Disclosing Party, be disclosed by either the Receiving Party or its agents, representatives or employees in any manner whatsoever, in whole or in part, and shall not be used by the Receiving Party other than in connection with evaluating the Transaction. Moreover, each Receiving Party agrees to transmit the Confidential Information only to its respective agents, representatives and employees who need to know the Confidential Information for the purpose of evaluating the Transaction and such agents, representatives and employees shall agree to be bound by the terms and conditions of this Agreement.

        The Parties and their respective agents, representatives and employees shall not, without the prior written consent of all Parties hereto, disclose to any individual or entity the fact that the Confidential Information has been made available to any Receiving Party, that discussions or


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negotiations are taking place or have taken place concerning the Transaction, or any of the terms, conditions or other facts with respect to the Transaction.

        Each Party will provide copies of this Agreement to its respective agents, representatives and employees, explain their responsibilities and obligations under this Agreement and establish internal controls to ensure that the Confidential Information is properly protected from unauthorized disclosure or use. Each Party will be responsible for any failure on the part of any of its agents, representatives and employees to adhere to the terms of this Agreement.

        Each Party hereby acknowledges that it is aware, and will advise its agents, representatives and employees who are informed as to matters which are subject to this Agreement, that the United States Securities Laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        In the event that negotiations are terminated, each Receiving Party agrees that it will, at the request of the Disclosing Party, return the Confidential Information delivered to it by the Disclosing Party promptly upon such request or, if requested by Disclosing Party, destroy such Confidential Information. In the event that Confidential Information is destroyed pursuant to the provisions of this Agreement, the Receiving Party destroying such Confidential Information shall provide the Disclosing Party with a certificate of destruction executed by an authorized officer supervising such destruction. Notwithstanding the first sentence of this paragraph, the portion of the Confidential Information that consists of analyses, compilations, studies, other documents or electronic media prepared by either Receiving Party or its agents, representatives or employees, may be retained by such Receiving Party so long as it is kept confidential subject to the terms of this Agreement.



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        In the event that a Receiving Party or anyone to whom a Receiving Party transmits Confidential Information becomes legally compelled to disclose any Confidential Information, such Receiving Party will provide the Disclosing
Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Agreement, such Receiving Party will furnish only that portion of the Confidential Information that it is advised by legal counsel is required to be disclosed and will exercise all reasonable efforts to obtain a protective order; such Receiving Party will also use all reasonable efforts to ensure that confidential treatment will be accorded the Confidential Information.

        The obligations of confidentiality set forth in this Agreement shall remain in effect until the earlier of the second anniversary of the date hereof or the date all Confidential Information delivered hereunder is returned to the Disclosing Party or destroyed pursuant to the provisions of this Agreement, to the extent such Confidential Information is required to be returned or destroyed.

        Andina and KO understand and agree that no contract, agreement or understanding of any kind providing for the Transaction shall be deemed to exist between or among them unless and until a definitive Transaction agreement has first been executed and delivered, and Andina and KO hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the Transaction unless and until they have entered into such a definitive Transaction agreement. Andina and KO agree that, unless and until such a definitive Transaction agreement has been executed and delivered by them, neither Party nor its respective directors, officers, stockholders, partners, affiliates, employees or agents shall have any legal obligation of any kind whatsoever with respect to the Transaction except for matters specifically agreed to in this Agreement.


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        This Agreement constitutes the entire Agreement among the Parties with regard to the subject matter hereof. No modifications, amendments or waivers shall be binding without the prior written consent of the Party or Parties affected.

        This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. This Agreement shall not be assigned (whether by operation of law or otherwise) without the prior written consent of all Parties. The Parties agree to cause all their respective subsidiaries to abide by the terms of this Agreement.

        This Agreement and the rights and liabilities of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Georgia, United States of America, applicable to contracts made to be performed therein. Furthermore, each of the Parties to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal district or state courts sitting in the city of Atlanta, Georgia, for any actions, suits or proceedings arising out of or related to this Agreement and the Transaction contemplated hereby (and each Party agrees not to commence any such action, suit or proceeding except in such courts), and further agrees that the service of any process, summons, notice or document by registered or express mail to its address set forth below shall be effective service of process for any action, suit or proceeding and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the Transaction contemplated hereby.

        Each Party agrees and acknowledges that, in the event of any breach by it of the terms of this Agreement, the other Parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement and shall be entitled to such mandatory injunctive or other relief as may be


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necessary or appropriate to carry out the intent of the Parties with respect to this Agreement in any action instituted in any court having subject matter jurisdiction thereof.

        In any case where any notice, service of process or other communication is required to be given hereunder, such notice, service of process or other communication shall be in writing and (i) personally delivered, (ii) sent by express mail (iii) transmitted by facsimile (with subsequent confirmation that it has received) at the following addresses (or such other addresses as the Parties may designate from time to time to each other by due notice pursuant to this paragrap h):

	(i) If to Andina:

		Embotelladora Andina S.A.
		Av. Carlos Valdovinos 540
		Comuna de San Joaquin
		Santiago de Chile
		Attention:  General Counsel, Legal Department
		Telephone:
		Facsimile:

        (ii) If to KO:

                The Coca-Cola Company
		One Coca-Cola Plaza, NW
		Atlanta, Georgia 30313
		Attention:  General Counsel, Latin America Group
		Telephone:  (404) 676-4133
		Facsimile:  (404) 676-4596

        The terms and conditions contained herein constitute the entire Agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communication among the Parties with respect to the subject matter of this Agreement.

        Each Party shall pay its own legal and other costs, charges and expenses connected with this Agreement and the performance of their obligations hereunder.


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        This Agreement shall not be deemed or construed in any way to result in the creation of any rights in any person not a Party to this Agreement.

ACCEPTED:  THE COCA-COLA COMPANY


By: /S/ WILLIAM J. DAVIS
___________________________________


Date:  June 21, 2000

ACCEPTED:  EMBOTELLADORA ANDINA S.A.


By: JAIME GARCIA R.                       By: PEDRO PELLEGRINI R.
________________________________          _____________________________


Date:  June 21, 2000